Exhibit 99.1

            The Cheesecake Factory Announces New Restaurant Openings; Management to Present at the RBC Capital Markets Consumer Conference


    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--Sept. 29, 2004--The
Cheesecake Factory Incorporated (Nasdaq:CAKE) proudly announced the opening of two new restaurants on September 27, 2004:

    -- Grand Lux Cafe(R) at The Galleria in Dallas, Texas, containing approximately 13,317 square feet and 398 seats.

    -- The Cheesecake Factory(R) at the Short Pump Town Center in Richmond, Virginia, containing approximately 11,005 square feet and 323 seats.

    "We are very pleased with opening night results at both of these restaurants," commented David Overton, Chairman and CEO. "We are also very excited to continue the growth of our Grand Lux Cafe concept and look forward to our fifth Grand Lux Cafe opening in Houston in December."
    Management of the Company will be presenting at the RBC Capital Markets Consumer Conference on Wednesday, October 6, 2004, at 10:30 a.m. Eastern Time. Investors may listen to the presentation live through the Internet by selecting the "Audio Webcasts" option under the "Investor" section of the Company's website located at http://www.thecheesecakefactory.com. An archived webcast will also be available for thirty days following the presentation.

    The Cheesecake Factory Incorporated operates 84 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.09. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates four upscale casual dining restaurants under the Grand Lux Cafe(R) name in Los Angeles, Chicago, Las Vegas and Dallas; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.


    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000